Exhibit 99.1



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM






Board of Directors
SE Financial Corp.

We have reviewed the accompanying consolidated balance sheet of SE Financial Corp. and subsidiary as of April 30, 2005, and the related consolidated statements of income for the three-month and six-month periods ended April 30, 2005 and 2004, and the consolidated statement of changes in stockholders' equity for the six-month period ended April 30, 2005, and the consolidated statement of cash flows for the six-month periods ended April 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S generally accepted accounting principles.

We have  previously  audited,  in  accordance  with the  standards of the Public
Company Accounting Oversight Board (United States), the consolidated balance sheet as of October 31, 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated December 3, 2004 we expressed an unqualified opinion on those consolidated financial statements.



/s/S.R. Snodgrass, A.C.

Wexford, PA
May 10, 2005